Exhibit 10.1

JONES ENERGY, LLC
EXECUTIVE DEFERRAL PLAN
Effective as of October 1, 2013

Preamble

Jones Energy, LLC (the “Company”) hereby establishes the Jones Energy, LLC Executive Deferral Plan (the “Plan”), effective as of October 1, 2013.

The purpose of the Plan is to permit designated executives of the Company to accumulate additional retirement income through deferrals of compensation under a nonqualified deferred compensation plan.  This Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of §§ 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE 1

Definitions

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning.

1.1                               “Account” means with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.  Separate sub-accounts may be maintained within each Account as deemed necessary by the Committee, including, but not limited to, Base Salary Deferral Accounts and Bonus Deferral Accounts.

1.2                               “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

1.3                               “Base Salary” means the Participant’s base salary or wages paid to him by the Company for a Plan Year (before any Deferral Contributions or Elective Deferrals). The Base Salary of a Participant as reflected on the books and records of the Company shall be conclusive.

1.4                               “Bonus” means the annual cash bonus (if any) paid to a Participant under the Company’s annual short-term bonus or incentive plan or program for a Plan Year (before any Deferral Contributions or Elective Deferrals); provided, however, that the term “Bonus” shall not include any other bonuses paid to the Participant, including, but not limited to, sign-on, retention, other special or discretionary bonuses or commissions paid to the Participant.

1.5                               “Business Day” means any day other than a Saturday, Sunday or any day other than days on which the New York Stock Exchange is closed for business.

1.6                               “Code” means the Internal Revenue Code of 1986 as amended.

1.7                               “Committee” means the committee appointed in accordance with Section 8.1 to administer the Plan.

1.8                               “Company” means Jones Energy, LLC, a Texas limited liability corporation, and any successor thereto.

1.9                               “Compensation” means a Participant’s Base Salary and Bonus for a Plan Year.

1.10                        “Compensation Committee” means the compensation committee of the board of directors of Jones Energy, Inc., which is the parent company of the Company.

1.11                        “Deferral Contributions” means, for each Plan Year, that portion of a Participant’s Base Salary and/or Bonus deferred under the Plan pursuant to Sections 4.1 and 4.2.

1.12                        “Disability” or “Disabled” means a physical or mental impairment that (i) entitles a Participant to benefits under the Company’s long-term disability plan and (ii) qualifies as a “Disability” under § 409A(a)(2)(C) of the Code, as determined by the Committee, in its sole discretion, but consistent with Treasury Regulation § 1.409A-3(i)(4) (or any successor regulations or guidance thereto).

1.13                        “Effective Date” means October 1, 2013, the date on which this Plan went into effect.

1.14                        “Elective Deferrals” means, for each Plan Year, a Participant’s pre-tax, elective deferrals to the Qualified Plan.

1.15                        “Eligible Employee” means for a Plan Year, an employee of the Company who (i) is a U.S. citizen (including an expatriate) or U.S. resident, (ii) is within a select group of key management or highly compensated employees and (iii) is selected for participation in the Plan by the Committee.

1.16                        “Employee” means an Employee of the Company.

1.17                        “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.

1.18                        “Plan” means the Jones Energy, LLC Executive Deferral Plan, as set forth herein and as from time to time amended.

1.19                        “Plan Year” means the calendar year.

1.20                        “Qualified Plan” means the Jones Energy, Ltd. Profit Sharing Plan, which is a tax-qualified savings plan under § 401(a) of the Code, with a cash or deferral arrangement under § 401(k) of the Code.

1.21                        “Termination of Employment” means a Participant’s or former Participant’s separation from the service of the Company (including all affiliates of the Company) by reason of his resignation, retirement, discharge or death and which is a “separation from service” within the meaning of § 409A(a)(2)(A)(i) of the Code and Treasury Regulation § 1.409A-1(h) (or any successor regulations or guidance thereto).

1.22                        “Trust” or “Trust Fund” means a grantor rabbi trust established to hold amounts set aside by the Company in accordance with Section 4.4.

1.23                        “Trustee” means the trustee appointed by the Compensation Committee and any additional or successor trustee of the Trust Fund.

1.24                        “Valuation Date” means each Business Day; provided, however, that the value of an Account on a day other than a Business Day shall be the value determined for the immediately preceding Business Day.

ARTICLE 2

Eligibility and Participation in the Plan

2.1                               Eligibility

2.1.1                     Annual Participation.  An Eligible Employee’s participation shall become effective as of the first day of the Plan Year, provided he satisfies the procedures for participation in the Plan described in Section 2.2.

2.1.2                     Interim Plan Year Participation.  Each individual who becomes employed with the Company during the Plan Year and who is designated as an Eligible Employee shall be eligible to participate in the Plan for a portion of such Plan Year by electing to make Deferral Contributions; provided, however, that such individual is not otherwise eligible for, or a participant in, a “plan” which is aggregated with this Plan for purposes of Section 409A. Such individual’s participation shall become effective as soon as administratively practicable after the date he satisfies the procedures for participation in the Plan described in Section 2.2 and such election shall only apply to Compensation earned after the effective date of his election.  Such procedures must be satisfied within 30 days following the date he becomes an Eligible Employee.  For the Plan’s initial partial Plan Year (commencing on the Effective Date (October 1, 2014) and ending on December 31, 2013, Eligible Employees may make a partial-year election with respect to Base Salary as described in Section 2.1.2 with respect to interim Plan Year elections, but may not make a partial Plan Year election with respect to his Bonus.

2.2                               Procedure for Participation.  Each Participant shall complete such forms and provide such data in a timely manner as required by the Committee. Such forms and data may include, without limitation, a Deferral Election, the Eligible Employee’s acceptance of the terms and conditions of the Plan, and the designation in accordance with the terms of the Plan of a Beneficiary to receive any death benefits payable hereunder. A Participant must timely submit a new Deferral Election for each Plan Year for which the Participant elects to make Deferral Contributions. The Deferral Election of a Participant who is an Eligible Employee for a portion of a Plan Year (pursuant to Section 2.1.2) shall be effective only with respect to Compensation paid for services to be performed after the Deferral Election is made.

2.3                               Cessation of Active Participation.  Unless otherwise designated by the Committee, in its sole discretion, each Participant who ceases to be an active employee of the Company shall cease to be eligible to receive or make any contributions under the Plan as of such cessation of employment date. The Committee may remove an employee from active Participant status for any subsequent Plan Year at any time prior to the first day of such Plan Year. If a Participant’s active participation in the Plan ends, such Participant shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his benefit is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences participation in the Plan. During the period of time that a person is an inactive Participant in the Plan, his Account shall continue to be credited with earnings, gains and losses as provided in Section 4.4.

ARTICLE 3

Accounts Under the Plan

3.1                               Establishment of Accounts.  The Accounts specified in this Section 3.1 are established under the Plan to record the liability of the Company to Participants.  All Accounts may be maintained on the books of the Company, and the Company is under no obligation to segregate any assets to provide for these liabilities.  Should the Company elect to segregate assets into a trust fund pursuant to Section 4.4 of the Plan, the accounts specified in this Section 3.1 may be maintained on the books of such fund.

3.1.1                     Base Salary Deferral Accounts.  A Base Salary Deferral Accounts is maintained for each Participant for the purpose of recording the value of his deferrals of Base Salary.

3.1.2                     Bonus Deferral Accounts.  A Bonus Deferral Accounts is maintained for each Participant for the purpose of recording the current value of his deferrals of Bonus.

3.2                               Method of Valuing Accounts.  The value of an Account as of any Valuation Date is equal to the sum of —

(a)                                 the fair market value of the Account’s interest in the Trust Fund, plus

(b)                                 any benefits accrued under Article 4 with respect to which the Company has not made contributions to the Trust Fund, with interest thereon at the rate established by the Committee in accordance with Section 4.6.

ARTICLE 4

Deferrals; Accrual of Benefits

4.1                               Deferrals of Base Salary.  Each Participant who is eligible to participate in the Plan as of the first day of a Plan Year, and each Participant who becomes eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1.2, may elect to have Deferral Contributions of his Base Salary made on his behalf for such Plan Year (or portion thereof) by completing and delivering to the Committee a Deferral Election setting forth the terms of his election. Subject to the terms and conditions set forth in Section 4.3, a Deferral Election shall provide for the reduction of a Participant’s Base Salary payable in certain regular paychecks paid during the Plan Year for which the Deferral Election is in effect. A Participant may elect to defer up to a maximum of 50% of his Base Salary for the pay period (less any required tax or other withholdings). The Committee, in its sole discretion, may change the maximum percentage set forth in this Section 4.1 from time to time prior to the beginning of any Plan Year.

4.2                               Deferrals of Bonus.  Each Participant who is eligible to participate in the Plan as of the first day of a Plan Year, and each Participant who becomes eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1.2, may elect to have a Deferral Contribution from his Bonus made on his behalf for such Plan Year (or portion thereof) by completing and delivering to the Committee a Deferral Election setting forth the terms of his election. Subject to the terms and conditions set forth in Section 4.3, a Deferral Election shall provide for the reduction of a Participant’s Bonus attributable to the Plan Year for which the Deferral Election is in effect. A Participant may elect to defer up to a maximum of 100% of his Bonus (less any required tax or other withholdings). The Committee, in its sole discretion, may change from time to time the maximum percentage set forth in this Section 4.2 from time to time prior to any Plan Year.

4.3                               Procedures for Elections.  Subject to any modifications, additions or exceptions that the Committee, in its sole discretion, deems necessary, appropriate or helpful, the following terms shall apply to such elections:

4.3.1                     Time of Election.  To be effective, a Participant’s Deferral Election must be made within the time period prescribed by the Committee (the “Election Period”). The Election Period shall end, and the Participant’s Deferral Election shall be irrevocable, on or, if designated by the Committee, a date before, the last day of the Plan Year immediately preceding the Plan Year for which Deferral Contributions will be made; except that, with respect to those employees who become eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1.2 with respect to Deferral Contributions, such Election Period shall begin on the date such individual’s participation becomes effective and extend for 30 days thereafter. If a Participant fails to submit a Deferral Election in a timely manner, he shall be deemed to have elected not to participate in the Plan for that Plan Year with respect to his deferred Compensation.

4.3.2                     Term.  Each Participant’s Deferral Election shall become effective (i) on the first day of the Plan Year next following the date on which the Participant makes the Deferral Election or (ii) with respect to those employees who become eligible to participate in the Plan for a portion of a Plan Year pursuant to Section 2.1.2, as soon as practicable after receipt by the Committee of his Deferral Election. Each Participant’s Deferral Election shall remain in effect for Base Salary and/or Bonus paid solely during the Plan Year for which it applies.

4.3.3                     Revocation.  A Participant may not change or revoke his Deferral Election, once it becomes irrevocable as provided in Section 4.3.1.

4.3.4                     Crediting of Deferral Elections.  For each Plan Year that a Participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant’s Deferral Contributions to his Account as of the Valuation Date which coincides with or immediately follows the date on which such amount would have been paid to him but for his Deferral Election, or as soon as administratively practicable thereafter.

4.4                               Contributions to Trust Fund.  The Company may establish a Trust Fund and make contributions to it corresponding to any or all amounts deferred under Sections 4.1 and 4.2. These contributions are credited with income, expense, gains and losses in accordance with the investments held in the Qualified Plan, as allocated by the Participant.  Alternatively, at the Committee’s election, the Committee may direct the Trustee to establish investment funds within the Trust Fund and to permit Participants to direct the allocation of their Account balances among these funds in accordance with rules prescribed by the Committee.  The Committee may alter the available funds or the procedures for allocating Account balances among them at any time.

4.5                               Status of the Trust Fund.  Notwithstanding any other provision of this Plan, all assets of the Trust Fund remain the property of the Company and are subject to the claims of its creditors.  No Participant has any priority claim on Trust assets or any security interest or other right in or to them superior to the rights of general creditors of the Company.

4.6                               Interest on Benefit Accruals.  Any benefit accruals under the Plan with respect to which the Company does not make contributions to the Trust Fund in accordance with Section 4.4 are credited with interest.  Interest is credited during each Plan Year at a rate equal to the average interest rate on thirty-year United States Treasury bonds for the calendar month preceding the first day of the Plan Year.  Interest accrues from the date of accrual specified in Section 4.3.4 through the date on which the Company makes a corresponding contribution to the Trust Fund or the benefit is distributed to the Participant or his Beneficiary.  No interest will be credited on any benefit accrual attributable to an Account to the extent the Company makes a corresponding deposit to the Trust Fund with respect to such benefit accrual prior to the 15th business day of the month following the month in which the benefit accrual would otherwise have been payable to the participant in cash.

4.7                               Nonalienability.  A Participant’s rights under this Plan may not be voluntarily or involuntarily assigned or alienated.  If a Participant attempts to assign his rights or enters into bankruptcy proceedings, his right to receive payments personally under the Plan will terminate, and the Committee may apply them in such manner as will, in its judgment, serve the best interests of the Participant.

ARTICLE 5

Vesting

5.1                               Vesting of Participant’s Interest.  A Participant’s interest in his Base Salary Deferral Account and Bonus Deferral Account is fully (100%) vested at all times.

ARTICLE 6

Distributions to Participants

6.1                               Manner of Distribution.  All distributions to a Participant or Beneficiary will be in the form of a single lump-sum payment.

6.2                               Type of Property to be Distributed.  All distributions from the Plan to Participants and Beneficiaries are made in cash, unless the Committee determines that other property should be distributed.

6.3                               Manner of Distribution to Minors or Incompetents.  If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to him, the distribution will be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee’s judgment, will apply the distribution in the best interests of the intended distributee.

6.4                               Election of Beneficiary

6.4.1                     Designation or Change of Beneficiary by Participant.  When an Eligible Employee qualifies for participation in the Plan, the Committee will send him a Beneficiary designation form, on which he may designate one or more Beneficiaries and successor Beneficiaries.  A Participant may change his Beneficiary designation at any time by filing the prescribed form with the Committee.  The consent of the Participant’s current Beneficiary is not required for a change of Beneficiary and no Beneficiary has any rights under this Plan except as are provided by its terms.  The rights of a Beneficiary who predeceases the Participant who designated him shall immediately terminate, unless the Participant has specified otherwise.

6.4.2                     Beneficiary if No Election Is Made.  Unless a different Beneficiary has been elected in accordance with Section 6.4.1, the Beneficiary of any Participant who is lawfully married on the date of his death is his surviving spouse.  The Beneficiary of any other Participant who dies without having designated a Beneficiary is his estate.

6.5                               Date of Distribution.  Distribution of the benefits accrued under the Plan shall occur upon the earlier of the 30th day following the date of:

(a)                                 A Participant’s Termination of Employment for any reason; or

(b)                                 A Participant’s death or Disability.

6.6                               Delay of Date of Distribution to Specified Employees.  Notwithstanding Section 6.5 or any Plan provision to the contrary, in the case of a Participant who has been identified by the Company as a “specified employee” within the meaning of § 409A(a)(2)(B)(i) of the Code as of the date of his Termination of Employment, a distribution paid under the Plan by reason of the Participant’s Termination of Employment, other than termination by reason of death, shall be delayed until the date that is the earlier of (i) the date six months and one day after the date of the Participant Termination of Employment or (ii) the date of the Participant’s death

(occurring after his Termination of Employment).  Payments delayed pursuant to this Section 6.6 shall be paid without interest for such delay in payment.

ARTICLE 7

Amendment or Termination of the Plan

7.1                               Company’s Right to Amend Plan.  The Compensation Committee may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants.  Any such amendment is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest.  Any action to amend or terminate the Plan shall be taken by the Compensation Committee in the form of a written Plan amendment executed by a duly authorized officer of the Company.  In the event of a termination of the Plan, unpaid benefits shall continue to be an obligation of the Company and, unless otherwise expressly provided by resolution of the Compensation Committee, shall be paid as scheduled and in all events in a manner consistent with the requirements of § 409A of the Code.  If the Plan is terminated and the Compensation Committee expressly provides for each Participant’s Account to be distributed, such amounts shall be paid in a single sum as soon as practicable after the date the Plan is terminated.  The amount of any such distribution shall be determined as of the Valuation Date immediately preceding the date any such termination distribution is to be processed.  Termination of the Plan shall be binding on all Participants and Beneficiaries.

7.2                               When Amendments Take Effect.  A resolution amending or terminating the Plan becomes effective as of the date specified therein.

7.3                               Restriction on Retroactive Amendments.  No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.

ARTICLE 8

Plan Administration

8.1                               The Administrative Committee.  The Plan is administered by a Committee consisting of one or more persons appointed by the Compensation Committee.  If the Compensation Committee fails to appoint a Committee, the Compensation Committee will be the administrator of the Plan.  The Compensation Committee may remove any member of the Committee at any time, with or without cause, and may fill any vacancy.  If a vacancy occurs, the remaining member or members of the Committee have full authority to act.  The Compensation Committee is responsible for transmitting to the Trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members.  Any member of the Committee may resign by delivering his written resignation to the Compensation Committee, the Trustee and the Committee. Any such resignation becomes effective upon its receipt by the Compensation Committee or on such other date as is agreed to by the Compensation Committee and the resigning member.  The Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting.  The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan. Pending an appointment of the Committee by the Compensation Committee, Ashley A. Reed, Human Resources Manager for Jones Energy, Inc., will serve as the Committee.

8.2                               Powers of the Committee.  In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following final and absolute powers:

(a)                                 to determine all questions relating to eligibility to participate in the Plan;

(b)                                 to compute and certify to the Trustee the amount and kind of distributions payable to Participants and their Beneficiaries;

(c)                                  to maintain all records necessary for the administration of the Plan that are not maintained by the Company or the Trustee;

(d)                                 to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(e)                                  to establish and modify the method of accounting for the Plan or the Trust;

(f)                                   to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g)                                  to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the Trustee.

8.3                               Indemnification

8.3.1                     Indemnification of Members of the Committee by the Company.  The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct.  This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.

8.3.2                     Liabilities for Which Members of the Committee Are Indemnified.  Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

8.3.3                     Company’s Right to Settle Claims.  The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.

8.4                               Claims Procedures.  If a dispute arises between the Committee and a Participant or Beneficiary over the amount of benefits payable under the Plan, the Participant or Beneficiary may file a claim for benefits by notifying the Committee in writing of his claim.  The Committee will review and adjudicate the claim.  If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association.  Each Participant agrees, by the execution of a Deferral Election, that arbitration will be the sole means of resolving disputes arising under the Plan and waives, on behalf of himself and his Beneficiary, any right to litigate any such dispute in a court of law.

8.5                               Expenses of the Committee.  The members of the Committee shall serve without compensation for services as such.  All expenses of the Committee are paid by the Company.

8.6                               Expenses of the Plan.  The expenses of administering the Plan shall be paid by the Company.

ARTICLE 9

Miscellaneous

9.1                               Plan not a contract of employment.  The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant and is not a consideration for the employment of any person.  Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

9.2                               No rights under Plan except as set forth herein.  Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

9.3                               Taxation.  It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Company or taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, or the Trust, as the case may be, to such Participants or Beneficiaries.  The provisions of the Plan shall be construed and interpreted and the Plan shall be operated in a manner consistent with the requirements of § 409A of the Code and the accompanying treasury regulations and guidance issued by the Internal Revenue Service.  Specifically, no provision of the Plan that would provide for a distribution that is subject to the additional tax under § 409A of the Code shall be permitted and any provision of the Plan which would result in a failure to meet the requirements of § 409A of the Code shall be deemed null and void.

9.4                               Withholding. If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s Account balance). Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

9.5                               Governing Law.  The construction and operation of this Plan and Trust are governed by the laws of Texas to the extent not preempted by ERISA.

9.6                               Undefined Terms.  Unless the context clearly requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Qualified Plan.

9.7                               Headings.  The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

9.8                               Gender.  Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

9.9                               Singular and Plural.  Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

9.10                        Severability.  If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officer and its corporate seal to be, hereunto affixed by authority of its Company, this 18th, day of September, 2013.

Company

[Corporate Seal]

By	/s/ Jonny Jones